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                                                                    EXHIBIT 99.1
                              WOLVERINE TUBE, INC.

                                  PRESS RELEASE

Contact:   James E. Deason
           Senior Vice President
           Chief Financial Officer
           (256) 580-3625


           WOLVERINE TUBE REPORTS FULL YEAR AND FOURTH QUARTER RESULTS

HUNTSVILLE, ALABAMA, (FEBRUARY 23, 2006) -- Wolverine Tube, Inc. (NYSE:WLV) today reported results for the full year and fourth quarter of 2005. Net loss for the year ended December 31, 2005 was $38.6 million or $2.57 per share compared to a net income from continuing operations of $644 thousand or $0.05 per diluted share for 2004.

Included in these results were after tax restructuring and other charges of $17.2 million and $3.7 million in 2005 and 2004, respectively. The charges in 2005 related to the providing of a $12.6 million, non-cash allowance to reflect a partial adjustment to the valuation of the Company's deferred tax assets. Additionally, in the fourth quarter of 2005 the Company recorded curtailment charges associated with the previously announced freezing of the Company's U.S. Pension Plans, the termination of the Supplemental Executive Retirement Plan, severance and other employee costs associated with restructuring of our corporate organization and the loss on the fourth quarter sale of the Jackson facility and the corporate airplane. Excluding these restructuring and other charges, the net loss from continuing operations would have been $21.4 million or $1.42 per share in 2005, compared to income from continuing operations of $4.3 million or $0.31 per diluted share in 2004. Included in the financial results for the year were $9.1 million in pre-tax hedge and metal valuation expenses.

Gross profit for 2005 was $21.6 million as compared to $63.7 million in 2004. Total pounds shipped in 2005 were 320.6 million pounds compared to 339.4 million pounds in 2004. Of these total pounds shipped, approximately 275.0 million pounds were produced by the Company in 2005, with the balance coming from inventory and from the buy/resell arrangement the Company has with a Chinese tube manufacturer. Net sales were $873.5 million, a 9.5 percent increase from $797.9 million in 2004.

For the fourth quarter of 2005, which historically has been our weakest, the net loss was $19.3 million or $1.28 per share, as compared to a net loss of $1.5 million, or $0.10 per share in the same period of 2004. Included in the 2005 results were $16.0 million in after tax charges discussed above related primarily to the deferred tax valuation allowance, as well as curtailment of pension benefits and sale of the Jackson real estate in 2005 and $534 thousand in 2004. Excluding these charges in both periods, the net loss would have been $3.3 million or $0.22 per share in the fourth quarter of 2005 and a net loss of $1.0 million or $0.07 per share in 2004. Additionally, impacting the fourth quarter 2005 financial results was a $900 thousand pre-tax gain from our hedge and metal valuation programs.

Gross profit for the fourth quarter of 2005 decreased 36.6 percent to $7.8 million from $12.3 million in 2004. Total pounds shipped in the fourth quarter of 2005 were 80.0 million pounds, a 14 percent increase compared to 70.2 million pounds in 2004. Of these pounds shipped, approximately 90 percent were manufactured by Wolverine. Net sales for the fourth quarter of 2005 were $238.0 million, as compared to $178.0 million in 2004.

                             Corporate Headquarters
                       200 Clinton Avenue West, Suite 1000
                              Huntsville, AL 35801



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                              WOLVERINE TUBE, INC.
                                   PAGE 2 OF 4


Commenting on the results, Chip Manning, President and Chief Executive Officer said, "As we have previously indicated, 2005 was an unusual and disappointing year for Wolverine, one such unusual item was the need to provide a non-cash allowance to reflect the valuation of the Company's U.S. deferred tax accounts. This allowance does not impact the Company's ability to utilize its tax loss carry forwards in the future. Also, the regulatory requirements to improve energy efficiency for residential air conditioner units to 13 SEER, coupled with the weather-related slow start to the 2005 cooling season, impacted expected normal seasonality of demand for industrial tube and fabricated products. Additionally, the continued sharp rise in copper prices, the Montreal strike and subsequent slow recovery, and the continuing strengthening of the Canadian dollar versus the U.S. dollar all had a negative and unexpected impact on our 2005 financial results." Manning continued, "In the fourth quarter, we began to see improvement in several parts of our business. Wholesale pricing improved, in spite of continued rising copper prices. Demand from residential air conditioner OEMs improved to levels not seen in prior fourth quarters. Our Mexico technical tube and fabricated products operations continue to grow and effectively position us to serve the expanding markets in that geographic region. Finally, other than in Montreal, we experienced solid operating metrics, in areas such as safety, quality, and productivity. Therefore, we believe that the third quarter of 2005 represented the low water mark given the directional improvement in operating and financial results that were experienced in the fourth quarter of 2005. We expect further improvements into 2006."

FOURTH QUARTER RESULTS BY SEGMENT

Commercial products gross profit was $5.8 million in 2005 compared to the prior year's fourth quarter of $10.6 million. Shipments increased 17.2 percent to 51.8 million pounds. Net sales increased 30.0 percent to $160.8 million. These results reflect improving demand in industrial tube and fabricated products utilized in residential air conditioning units, offset by slower demand in technical tube and alloy tube, higher copper prices and decreasing fabrication revenue. The lower unit fabrication revenue reflects the increased quantities of industrial tube product from our Chinese supplier. While profitable, the unit fabrication revenue is lower compared to domestic manufactured industrial tube. Furthermore, we continued to experience under-absorption of fixed manufacturing costs in several of our facilities.

Gross profit for wholesale products was $2.4 million in 2005 as compared to $479 thousand in the fourth quarter of 2004. Shipments totaled 22.8 million pounds as compared to last year's 19.8 million pounds. Net sales increased to $60.3 million, a 57.4 percent increase from the prior year's $38.3 million. Higher copper prices, improved fabrication revenues and volume drove this growth.

Gross profit in rod, bar and other products was a loss of $296 thousand in 2005, compared to gross profit of $1.2 million in the same period of 2004. Pounds shipped totaled 5.4 million in 2005, as compared to 6.3 million in 2004. Net sales increased to $16.9 million in 2005 from $16.0 million in 2004. These results reflect the ongoing effect of the slow recovery from the Montreal strike and a weak European industrial economy that impacted sales from our European distribution operations.

LIQUIDITY

Commenting on liquidity, Jed Deason, Chief Financial Officer, stated, "Working with our commercial bank, we have recently completed amendments to our secured revolving credit facility and our receivables sale facility which, by adjusting certain eligibility and reserve calculations under the existing commitments, increased the current available liquidity under those facilities by an aggregate of up to

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                              WOLVERINE TUBE, INC.
                                   PAGE 3 OF 4



$11.0 million. Thus, as of February 21, 2006, total North American cash and availability under the receivables sales facility and the revolving credit facility was approximately $97.9 million of which $51.5 million is utilized, leaving current availability, including cash, of $46.4 million. This $46.4 million is made up of (1) $17.9 million in cash on hand in North America, (2) $8.3 million in additional availability under the receivables sale facility, (our current utilization is approximately $36.7 million), , and (3) $20.2 million in additional borrowing availability under our secured revolving credit facility, (currently our utilization under this facility is $14.8 million in letters of credit and no other borrowings are outstanding),. We believe that the availability under these facilities, combined with the cash on hand in North America, should provide the liquidity required during our peak use of working capital. Also, we are evaluating means to obtain additional liquidity, such as, through our Canadian accounts receivables, should we deem it prudent for reasons such as continued increases in metal prices. Additionally, to assist management in evaluating operating, liquidity and capital structure related issues, the Company has engaged Rothschild, Inc."

FOURTH QUARTER CONFERENCE CALL

The Company will hold a conference call this morning at 9:30 a.m. Central Time (10:30 a.m. ET) to discuss the contents of this release. Dial in to the conference call line at (800) 311-9402 Access Code: Wolverine, ten minutes prior to the scheduled start time. A link to the broadcast can be found on the Company's website at http://www.wlv.com, in the Investor Relations section under the "Conference Calls" link. If you are unable to participate at this time, a replay will be available through March 22, 2006 on this website or by calling
(877) 919-4059 (pass code: 86084842). Should you have any problems accessing the call or the replay, please contact the Company at (256) 890-0460.

The tables following the text of this press release provide financial details that are included in this press release and that will be discussed on the conference call. This includes a reconciliation of income from continuing operations to earnings before interests, taxes, depreciation and amortization. This press release, including these financial details, is now available on the Wolverine website at http://www.wlv.com in the Investor Relations section under the heading Press Releases.

ABOUT WOLVERINE TUBE, INC.

Wolverine Tube, Inc. is a world-class quality partner, providing its customers with copper and copper alloy tube, fabricated products, metal joining products as well as copper and copper alloy rod, bar & other products. Internet addresses http://www.wlv.com and http://www.silvaloy.com.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this press release are made pursuant to the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements use such words as "may", "should", "will", "expect", "believe", "plan", "anticipate" and other similar terminologies. This press release contains forward-looking statements regarding factors affecting the Company's expectations of future operating and financial results and liquidity. Such statements are based on current expectations, estimates and projections about the industry and markets in which the Company operates, as well as management's beliefs and assumptions about the Company's business and other information currently available. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking


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                              WOLVERINE TUBE, INC.
                                   PAGE 4 OF 4


statements. The Company undertakes no obligation to publicly release any revision of any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. With respect to expectations of future operating and financial results and liquidity factors that could affect actual results include, without limitation, the effect of currency fluctuation; energy and raw material costs and our ability to effectively hedge these costs; fluctuation in the COMEX copper price; continuation of historical trends in customer inventory levels and expected demand for our products; outsourcing levels of OEMs; the effect of the 13 SEER regulations on product demand and the seasonality of our business; the level of customer demand in the Mexican market; our ability to realize the expected benefits of the Chinese distribution agreement; competitive products and pricing; environmental contingencies; regulatory matters; changes in technology and our ability to maintain technologically competitive products; the mix of geographic and product revenues; pension and healthcare costs; the success of our product and process development activities, productivity and efficiency initiatives, global expansion activities, market share penetration efforts, working capital management programs and capital spending initiatives; our ability to repatriate foreign cash without unexpected delay or expense and our ability to continue de-levering our balance sheet and to pursue alternative sources of liquidity. A discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements can be found in the Company's Annual Report on Form 10-K for the most recently ended fiscal year and reports filed from time to time with the Securities and Exchange Commission.


                              --TABLES TO FOLLOW--



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
 WLV Reports Fourth Quarter and Full Year Results
 Page 5


                       WOLVERINE TUBE, INC. FINANCIAL DATA
                CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)


                                                                     Three-month period ended       Twelve-month period ended
In thousands, except per share data                                 12/31/2005      12/31/2004      12/31/2005      12/31/2004
                                                                    ----------      ----------      ----------      ----------
Total pounds shipped                                                    80,031          70,235         320,568         339,417
                                                                    ==========      ==========      ==========      ==========

Net sales                                                           $  237,998      $  177,952      $  873,505      $  797,875
Cost of goods sold                                                     230,158         165,662         851,862         734,194
                                                                    ----------      ----------      ----------      ----------
Gross profit                                                             7,840          12,290          21,643          63,681

Selling, general and administrative expenses                            11,327           8,565          37,074          37,259
Restructuring charges                                                     (487)            809           1,416           2,536
                                                                    ----------      ----------      ----------      ----------
Operating income (loss) from continuing operations                      (3,000)          2,916         (16,847)         23,886

Interest expense, net                                                    4,926           5,108          20,727          20,860
Amortization and other, net                                              2,037             146           2,802           1,261
Loss on extinguishment of debt                                              --              --              --           3,009
                                                                    ----------      ----------      ----------      ----------
Income (loss) from continuing operations before income taxes            (9,963)         (2,338)        (40,376)         (1,244)

Income tax provision (benefits)                                          9,291            (826)         (1,760)         (1,888)
                                                                    ----------      ----------      ----------      ----------
Income (loss) from continuing operations                               (19,254)         (1,512)        (38,616)            644

Earnings (loss) from discontinued operations, net of income tax             --              63              --            (262)
                                                                    ----------      ----------      ----------      ----------
Net income (loss)                                                   $  (19,254)     $   (1,449)     $  (38,616)     $      382
                                                                    ==========      ==========      ==========      ==========

Basic earnings per share:
Income (loss) from continuing operations                            $    (1.28)     $    (0.10)     $    (2.57)     $     0.05
Loss from discontinued operations                                           --              --              --           (0.02)
                                                                    ----------      ----------      ----------      ----------
Net income (loss)                                                   $    (1.28)     $    (0.10)     $    (2.57)     $     0.03

Diluted earnings per share:
Income (loss) from continuing operations                            $    (1.28)     $    (0.10)     $    (2.57)     $     0.05
Loss from discontinued operations                                   $       --      $       --      $       --      $    (0.02)
                                                                    ----------      ----------      ----------      ----------
Net income (loss)                                                   $    (1.28)     $    (0.10)     $    (2.57)     $     0.03
                                                                    ----------      ----------      ----------      ----------

Basic shares                                                            15,041          14,908          15,022          13,650
Diluted shares                                                          15,041          14,908          15,022          13,992
                                                                    ----------      ----------      ----------      ----------


                         SEGMENT INFORMATION (UNAUDITED)


                                            Three-month period ended         Twelve-month period ended
 In thousands                            12/31/2005        12/31/2004       12/31/2005       12/31/2004
                                        ------------      ------------     ------------     ------------
 Pounds Shipped:
 Commercial                                   51,788            44,219          213,962          225,996
 Wholesale                                    22,827            19,750           88,455           89,078
 Rod, bar, and other                           5,416             6,266           18,151           24,343
                                        ------------      ------------     ------------     ------------
 Total pounds shipped                         80,031            70,235          320,568          339,417
                                        ============      ============     ============     ============

 Net sales:
 Commercial                             $    160,784      $    123,695     $    619,159     $    570,666
 Wholesale                                    60,281            38,301          195,325          165,215
 Rod, bar, and other                          16,933            15,956           59,021           61,994
                                        ------------      ------------     ------------     ------------
 Total net sales                        $    237,998      $    177,952     $    873,505     $    797,875
                                        ============      ============     ============     ============

 Gross Profit:
 Commercial                             $      5,760      $     10,629     $     19,422     $     52,918
 Wholesale                                     2,376               479              650            5,924
 Rod, bar, and other                            (296)            1,182            1,571            4,839
                                        ------------      ------------     ------------     ------------
 Total gross profit                     $      7,840      $     12,290     $     21,643     $     63,681
                                        ============      ============     ============     ============

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
 WLV Reports Fourth Quarter and Full Year Results
 Page 6


                              WOLVERINE TUBE, INC.
                CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)


 In thousands                                                                            12/31/2005       12/31/2004
                                                                                       -------------     -------------
 Assets
 Cash and cash equivalents                                                             $      27,329     $      35,017
 Accounts receivable                                                                         104,186            93,964
 Inventory                                                                                   146,705           151,979
 Other current assets                                                                         10,209            14,612
 Property, plant and equipment, net                                                          181,238           194,966
 Other assets                                                                                 97,685            96,920
                                                                                       -------------     -------------

 Total assets                                                                          $     567,352     $     587,458
                                                                                       =============     =============

 Liabilities and Stockholders' Equity
 Accounts payables and other accrued expenses                                          $     105,341     $      92,388
 Short-term borrowings                                                                           248             1,219
 Pension liabilities                                                                          42,889            27,915
 Long-term debt                                                                              234,920           237,022
 Other liabilities                                                                            20,652            19,412
                                                                                       -------------     -------------
 Total liabilities                                                                           404,050           377,956
                                                                                       -------------     -------------

 Stockholders' equity                                                                        163,302           209,502
                                                                                       -------------     -------------

 Total liabilities and stockholders' equity                                            $     567,352     $     587,458
                                                                                       =============     =============


This press release contains, and our conference call will include, references to earning's before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP financial measure. The following table provides a reconciliation of EBITDA to income from continuing operations. Management believes EBITDA is a meaningful measure of liquidity and the Company's ability to service debt because it provides a measure of cash available for such purposes. Additionally, management provides an EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company's performance on a year-over-year and quarter-over-quarter basis.



RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS TO EARNINGS BEFORE INTEREST,
                TAXES, DEPRECIATION AND AMORTIZATION (UNAUDITED)


                                                                           Three-month period ended     Twelve-month period ended
 In thousands                                                             12/31/2005      12/31/2004     12/31/2005      12/31/2004
                                                                          ----------      ----------     ----------      ----------
 Income/(loss) from continuing operations                                 $  (19,254)     $   (1,512)    $  (38,616)     $      644
 Depreciation and amortization                                                 4,246           4,252         17,049          17,407
 Interest expense, net                                                         4,926           5,108         20,727          20,860
 Income tax provision/(benefit)                                                9,291            (826)        (1,760)         (1,888)
                                                                          ----------      ----------     ----------      ----------

Earnings/(loss) before interest, taxes, depreciation and amortization     $     (791)     $    7,022     $   (2,600)     $   37,023
                                                                          ==========      ==========     ==========      ==========







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